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                                                                   EXHIBIT 10.19

                               AMENDMENT NO. 2 TO
                              EMPLOYMENT AGREEMENT


     THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT ("Amendment No. 2") is made and entered into as of the 21st day of September, 2001, by and between THE PANTRY, INC., a Delaware corporation (the "Corporation"), and PETER J. SODINI (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Corporation and the Employee entered into an Employment Agreement dated as of October 1, 1997 (the "Original Agreement"); and

     WHEREAS, the Corporation and the Employee entered into Amendment No. 1 to Employment Agreement on April 1, 1999; and

     WHEREAS, the Corporation desires to amend further the Original Agreement to extend its term and to provide certain severance payments in the event the Employee's employment is terminated by the Corporation without "just cause" prior to a Change in Control as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 5.3(b) of the Original Agreement is deleted and the following is inserted in lieu thereof:

          (b) Should Employee's employment be terminated by the Corporation pursuant to Section 5.1(c) (at the election of the Corporation at any time), then the Corporation shall pay or provide to the Employee:

               (i)    amounts due on the effective termination date;

               (ii) an amount equal to his then current monthly salary (less applicable withholdings) for the eighteen (18) month non-competition period set forth in Section 8(a), payable in monthly installments or, at the Corporation's option, in a lump sum amount;

               (iii) unless the Employee obtains medical insurance coverage from a subsequent employer, then, during the period in which the Employee is receiving severance payments pursuant to this Section 5.3(b), he may continue to participate, to the extent permitted by the plan, in the medical insurance plan in which he participated on the effective termination of employment date. The Corporation will pay or, at the Corporation's option, reimburse the Employee for the premiums actually paid, to continue coverage under the medical insurance plan during the period. In the event that the Employee is ineligible to participate in such medical insurance plan following termination of employment, the Corporation shall arrange to provide the Employee with

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          substantially similar medical insurance benefits, at no greater cost to the Employee than the cost he paid for such benefits immediately prior to termination.

     2. Section 1 of the original Agreement is amended to reflect an employment term commencing on October 1, 2001 and ending on September 30, 2004.

     3. Except as amended hereby, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

                                  THE PANTRY, INC.

                                  By:    /s/ William T. Flyg
                                      -----------------------------------------
                                         William T. Flyg
                                         Senior Vice President,
                                         Chief Financial Officer and Secretary



                                           /s/ Peter J. Sodini
                                      -----------------------------------------
                                                    PETER J. SODINI

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